EXHIBIT 28(d)(1)

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT made this 5th day of December, 1997, as amended and restated on April 30, 2012, by and between Maxim Series Fund, Inc, a Maryland corporation (“the Fund”), and GW Capital Management, LLC, a Colorado Limited Liability Company registered as an investment adviser under the Investment Advisers Act of 1940 and registered to do business under the name Maxim Capital Management, LLC (“the Adviser”), whereby the Adviser will act as investment adviser to the Fund as follows:

ARTICLE I

Duties of the Adviser

The Fund hereby employs the Adviser to act as the investment adviser to and manager of the Fund, and, subject to the review of the Board of Directors of the Fund (“the Board”), to manage the investment and reinvestment of the assets of its existing portfolio and of each portfolio it may create in the future (“the Portfolios”) and to administer its affairs, for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

A. Investment Advisory Services. In carrying out its obligations to manage the investment and reinvestment of the assets of the Fund, the Adviser shall, when appropriate and consistent with the limitations set forth in Section C hereof:

(a)	perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the Fund;

(b)	consult with the Board and furnish to the Board recommendations with respect to an overall investment plan for approval, modification, or rejection by the Board;

(c)	seek out, present, and recommend specific investment opportunities, consistent with any overall investment plan approved by the Board;

(d)	take such steps as are necessary to implement any overall investment plan approved by the Board, including making and carrying out decisions to acquire or dispose of permissible investments, management of investments and any other property of the Fund, and providing or obtaining such services as may be necessary in managing, acquiring, or disposing of investments;

(e)	regularly report to the Board with respect to the implementation of any approved overall investment plan and any other activities in connection with management of the assets of the Account;

(f)	maintain all required accounts, records, memoranda, instructions, or authorizations relating to the acquisition or disposition of investments for the Fund; and

(g)	determine the net asset value of the Fund as required by applicable law.

If, in the judgment of the Adviser, the Fund would be benefited by supplemental investment research from other persons or entities, outside the context of a specific brokerage transaction, the Adviser is authorized to obtain and pay a reasonable flat fee for such information. Supplemental investment research shall be limited to statistical and other factual information, advice regarding economic factors and trends, and advice as to occasional transactions in specific securities, and shall not involve general advice or recommendations regarding the purchase or sale of securities. The expense of the Adviser may not be necessarily reduced as a result of the receipt of such supplement information. The Adviser shall regularly report to the Board when it has secured or, where time permits, intends to secure said supplemental investment research. It is understood and agreed that the Board retains the right to limit the scope of or to disapprove of said research.

B. Administrative Services. In addition to the performance of investment advisory services, the Adviser shall perform, or supervise the performance of, administrative services in connection with the management of the Fund and the Portfolios, including all financial reporting for the Fund. In this connection, the Adviser agrees to: (i) assist in supervising all aspects of the Fund’s operations, including the coordination of all matters relating to the functions of the custodian, transfer agent, or other shareholder service agents, if any, accountants, attorneys, and other parties performing services or operational functions for the Fund, (ii) provide the Fund, at the Adviser’s expense, with services of persons who may be the Adviser’s officers, competent to perform such administrative and clerical functions as are necessary in order to provide effective administration of the Fund, including duties in connection with certain reports and the maintenance of certain books and records of the Fund, and (iii) provide the Fund, at the Adviser’s expense, with adequate office space and related services necessary for its operations as contemplated in this Agreement. Nothing contained herein will be construed to restrict the Fund’s right to hire its own employees or to contract for services to be performed by third parties.

C. Limitations on Advisory Services. The Adviser shall perform the services under this Agreement subject to the review of the Board and in a manner consistent with the investment objectives, policies, and restrictions of the Fund as stated in its Registration Statement, as amended from time to time, filed with the Securities and Exchange Commission, its Articles of Incorporation and Bylaws, as amended from time to time, and the provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Fund has furnished or will furnish the Adviser with copies of the Fund’s Prospectus, Articles of Incorporation, and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish the Adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Adviser will be entitled to rely on all documents furnished by the Fund.

D. Relationship with Sub-advisers Pursuant to Manager-of-Managers Structure. In fulfilling its duties, the Adviser may select and contract at its own expense with sub-advisers to manage the purchase, retention, and disposition of the investments, securities, and cash of each Portfolio other than any Portfolio that is part of a master-feeder arrangement. Furthermore, one or more Portfolios, as determined by the Adviser, may be advised by two or more sub-advisers. Under these circumstances, the Adviser would allocate such a Portfolio’s assets between and among its sub-advisers. The Adviser will continue to have responsibility for all investment advisory services furnished pursuant to any sub-advisory agreement.

The Fund and the Adviser understand and agree that the Adviser will manage the Fund in a “manager-of-managers” style, which contemplates that the Adviser, among other things, is responsible for:

(i)	reviewing and recommending prospective sub-advisers for each Portfolio;

(ii)	monitoring and supervising each sub-adviser’s performance, including each sub-adviser’s practices in placing orders and selecting brokers and dealers to execute the Portfolios’ transactions and in negotiating commission rates;

(iii)	providing investment management evaluation services including quantitative and qualitative analysis as well as periodic in-person, telephonic, and written consultations with the sub-advisers;

(iv)	communicating performance expectations and evaluation to each sub-adviser;

(v)	determining whether each sub-advisory agreement should be renewed, modified, or terminated; and

(vi)	providing reports to the Board covering the results of its evaluation, monitoring functions and determinations with respect to each sub-adviser.

All actions of the Adviser are subject to review by the Board. The Fund recognizes that a sub-adviser’s services may be terminated or modified pursuant to this process, and that the Adviser may appoint a new sub-adviser for a sub-adviser that is so removed.

Each sub-adviser’s fees will be paid by the Adviser out of the advisory fees received from each of the Portfolios. The fee will be computed daily and paid periodically at an annual rate applied to the value of the average daily net assets of the Portfolio or, in the future, the portion of the Portfolio managed by that sub-adviser. Fees paid to a sub-adviser of a Portfolio with multiple sub-advisers would depend both on the fee rate negotiated with the Adviser and on the percentage of the Portfolio’s assets allocated to that sub-adviser by the Adviser, which may vary from time to time. Thus, the basis for fees paid to any such sub-adviser would not be constant, and the relative amounts of fees paid to the various sub-advisers of a Portfolio would fluctuate. These internal fluctuations, however, would not affect the total management fees paid by a Portfolio, which would continue to be fixed at the rates and on the terms described in Article II, Section A of the Agreement. The Fund and its Portfolios have no responsibility to compensate any sub-adviser in any manner.

The sub-advisers serve in a sub-advisory capacity to the Adviser with respect to each Portfolio for which they provide investment advice. Subject to the general supervision and direction of the Adviser and, ultimately, the Board, each sub-adviser for a Portfolio:

(i)	furnishes a continuous investment program for the Portfolio (or, in the future, the portion thereof for which it provides investment advice) it advises in accordance with the Portfolio’s stated investment objectives and policies;

(ii)	makes investment decisions for the Portfolio (or, in the future, the portion thereof for which it provides investment advice); and

(iii)	places all orders to purchase and sell securities on behalf of the Portfolio (or, in the future, the portion thereof for which it provides investment advice).

Each sub-adviser is, and any future sub-adviser will be, registered as an investment adviser under the Investment Advisers Act of 1940 and is or will be an “investment adviser,” as defined in Section 2(a)(20) of the Investment Company Act, with respect to the Portfolio or Portfolios (or portion thereof) for which it provides investment advice. In addition, a sub-adviser may perform certain limited administrative functions associated with its services for the relevant Portfolio(s) as set forth in the relevant sub-advisory agreement.

If a Portfolio employs multiple sub-advisers, each of whom would have complete discretion to purchase and sell securities for that portion of the assets of the Portfolio assigned to it by the Adviser, the Adviser will monitor the performance of both the Portfolio as a whole and each sub-adviser and will reallocate Portfolio assets among individual sub-advisers, or recommend to the Board that a Portfolio employ or terminate particular sub-advisers, to the extent necessary to achieve the overall objective of the particular Portfolio.

Pursuant to the “manager-of-managers” structure, each sub-adviser recommended by the Adviser will be selected and approved by the Board, including a majority of the Directors who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act, of the Fund or the Adviser (the “Independent Directors”), and each sub-adviser will perform its services pursuant to a written sub-advisory agreement that complies with Section 15(a) of the Investment Company Act and has been approved by the Board, including a majority of the Independent Directors.

ARTICLE II

Compensation of the Adviser

A. Investment Advisory Fee. As compensation for its services with respect to the Fund, the Adviser receives monthly compensation at the annual rate of 1.00% of the average daily net assets of the Maxim American Century Growth Portfolio; 0.95% of the average daily net assets of the Maxim Ariel MidCap Value Portfolio; 1.00% of the average daily net assets of the Maxim Ariel Small-Cap Value Portfolio; 0.50% of the average daily net assets of the Maxim Bond Index Portfolio; 0.70% of the average daily net assets of the Maxim Federated Bond Portfolio; 1.25% of the average daily net assets of the Maxim Goldman Sachs MidCap Value Portfolio; 0.70% of the average daily net assets of the Maxim International Index Portfolio; 1.00% of the average daily net assets of the Maxim Invesco ADR Portfolio; 1.40% of the average daily net assets of the Maxim Invesco Small-Cap Value Portfolio; 1.05% of the average daily net assets of the Maxim Janus Large Cap Growth Portfolio; 0.90% of the average daily net assets of the Maxim Loomis Sayles Bond Portfolio; 1.00% of the average daily net assets of the Maxim Loomis Sayles Small-Cap Value Portfolio; 1.20% of the average daily net assets of the Maxim MFS International Growth Portfolio; 1.00% of the average daily net assets of the Maxim MFS International Value Portfolio; 0.46% of the average daily net assets of the Maxim Money Market Portfolio; 1.10% of the average daily net assets of the Maxim Putnam Equity Income Portfolio; 1.10% of the average daily net assets of the Maxim Putnam High Yield Bond Portfolio; 0.60% of the average daily net assets of the Maxim S&P 500 Index Portfolio; 0.60% of the average daily net assets of the Maxim S&P MidCap 400 Index Portfolio; 0.60% of the average daily net assets of the Maxim S&P SmallCap 600 Index Portfolio; 0.60% of the average daily net assets of the Maxim Short Duration Bond Portfolio; 1.10% of the average daily net assets of the Maxim Small-Cap Growth Portfolio; 0.60% of the average daily net assets of the Maxim Stock Index Portfolio; 1.30% of the average daily net assets of the Maxim Templeton Global Bond Portfolio; 0.80% of the average daily net assets of the Maxim T. Rowe Price Equity/Income Portfolio; 1.00% of the average daily net assets of the Maxim T. Rowe Price MidCap Growth Portfolio; and 0.60% of the average daily net assets of the Maxim U.S. Government Mortgage Securities Portfolio.

As compensation for its services with respect to the Fund, the Adviser receives monthly compensation at the annual rate of 0.12% of the average daily net assets of the Maxim Lifetime 2015 Portfolio I, Maxim Lifetime 2015 Portfolio II, Maxim Lifetime 2015 Portfolio III, Maxim

Lifetime 2025 Portfolio I, Maxim Lifetime 2025 Portfolio II, Maxim Lifetime 2025 Portfolio III, Maxim Lifetime 2035 Portfolio I, Maxim Lifetime 2035 Portfolio II, Maxim Lifetime 2035 Portfolio III, Maxim Lifetime 2045 Portfolio I, Maxim Lifetime 2045 Portfolio II, Maxim Lifetime 2045 Portfolio III, Maxim Lifetime 2055 Portfolio I, Maxim Lifetime 2055 Portfolio II, and Maxim Lifetime 2055 Portfolio III.

As compensation for its services with respect to the Fund, the Adviser receives monthly compensation at the annual rate of 0.25% of the average daily net assets of each of the Maxim Aggressive Profile I, Maxim Moderately Aggressive Profile I, Maxim Moderate Profile I, Maxim Moderately Conservative Profile I, Maxim Conservative Profile I; and 0.10% of the average daily net assets of each of the Maxim Aggressive Profile II, Maxim Moderately Aggressive Profile II, Maxim Moderate Profile II, Maxim Moderately Conservative Profile II, Maxim Conservative Profile II Portfolios.

As compensation for its services with respect to the Fund, the Adviser receives monthly compensation at the annual rate of 0.10% of the average daily net assets of the Maxim SecureFoundation® Balanced Portfolio; 0.16% of the average daily net assets of the Maxim SecureFoundation® Balanced ETF Portfolio; 0.12% of the average daily net assets of the Maxim SecureFoundation® Lifetime 2015 Portfolio, Maxim SecureFoundation® Lifetime 2020 Portfolio, Maxim SecureFoundation® Lifetime 2025 Portfolio, Maxim SecureFoundation® Lifetime 2030 Portfolio, Maxim SecureFoundation® Lifetime 2035 Portfolio, Maxim SecureFoundation® Lifetime 2040 Portfolio, Maxim SecureFoundation® Lifetime 2045 Portfolio, Maxim SecureFoundation® Lifetime 2050 Portfolio, and Maxim SecureFoundation® Lifetime 2055 Portfolio.

B. Allocation of Expenses. Except with respect to the Portfolios indicated below, the Adviser shall be responsible for all expenses incurred in performing the services set forth in this Agreement and all other expenses, and the Fund shall pay only extraordinary expenses, including the cost of litigation.

With respect to the Maxim Ariel Small-Cap Value, Maxim Ariel MidCap Value, Maxim Loomis Sayles Small-Cap Value, Maxim T. Rowe Price Equity/Income, Maxim Small-Cap Growth, Maxim Invesco ADR, Maxim MFS International Value, Maxim T. Rowe Price MidCap Growth and Maxim SecureFoundation® Balanced ETF Portfolios:

(a)	The Adviser shall be responsible for all of its expenses incurred in performing the services set forth in Article I hereunder. Such expenses include, but are not limited to, costs incurred in providing investment advisory services; compensating and furnishing office space for officers and employees of the Adviser connected with investment and economic research, trading, and investment management of the Fund; and paying all fees of all directors of the Fund who are affiliated persons of the Adviser or any of its subsidiaries.

(b)	The Fund pays all other expenses incurred in its operation and all of its general administrative expenses, including, but not limited to, redemption expenses, expenses of portfolio transactions, shareholder servicing costs, pricing costs (including the daily calculation of net asset value), interest, charges of the custodian and transfer agent, if any, cost of auditing services, directors’ fees, legal expenses, state franchise and other taxes, expenses of registering the shares under Federal and state securities laws, Securities and Exchange Commission fees, advisory fees, insurance premiums, costs of maintenance of corporate existence, investor services (including allocable personnel and telephone expenses), costs of printing proxies, stock certificates, costs of corporate meetings, and any extraordinary expenses, including litigation costs. Accounting services are provided for the Fund by the Adviser and the Fund shall reimburse the Adviser for its costs in connection therewith.

With respect to the Maxim Lifetime 2015 Portfolio I, Maxim Lifetime 2015 Portfolio II, Maxim Lifetime 2015 Portfolio III, Maxim Lifetime 2025 Portfolio I, Maxim Lifetime 2025 Portfolio II, Maxim Lifetime 2025 Portfolio III, Maxim Lifetime 2035 Portfolio I, Maxim Lifetime 2035 Portfolio II, Maxim Lifetime 2035 Portfolio III, Maxim Lifetime 2045 Portfolio I, Maxim Lifetime 2045 Portfolio II, Maxim Lifetime 2045 Portfolio III, Maxim Lifetime 2055 Portfolio I, Maxim Lifetime 2055 Portfolio II, and Maxim Lifetime 2055 Portfolio III, the Adviser shall be responsible for all expenses incurred in performing the services set forth in this Agreement and all other expenses, except that the Fund shall pay all distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act and any extraordinary expenses, including litigation costs.

With respect to the Maxim SecureFoundation® Balanced Portfolio, Maxim SecureFoundation® Lifetime 2015 Portfolio, Maxim SecureFoundation® Lifetime 2025 Portfolio, Maxim SecureFoundation® Lifetime 2035 Portfolio, Maxim SecureFoundation® Lifetime 2045 Portfolio, and Maxim SecureFoundation® Lifetime 2055 Portfolio, the Adviser shall be responsible for all expenses incurred in performing the services set forth in this Agreement and all other expenses, except that the Fund shall pay all distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act and any extraordinary expenses, including litigation costs.

With respect to the Maxim SecureFoundation® Lifetime 2020 Portfolio, Maxim SecureFoundation® Lifetime 2030 Portfolio, Maxim SecureFoundation® Lifetime 2040 Portfolio, and Maxim SecureFoundation® Lifetime 2050 Portfolio, the Adviser shall be responsible for all expenses incurred in performing the services set forth in this Agreement and all other expenses, except that the Fund shall pay all distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act and any extraordinary expenses, including litigation costs.

Notwithstanding the preceding paragraphs of Section B, above, with respect to the Class L shares of the Portfolios, as applicable, the Adviser shall be responsible for all expenses incurred in performing the services set forth in this Agreement and all other expenses, except that the Fund shall pay all distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act and any extraordinary expenses, including litigation costs.

Notwithstanding the second and sixth paragraphs of Section B, above, with respect to the Class L shares of the Maxim Ariel Small-Cap Value, Maxim Ariel MidCap Value, Maxim Loomis Sayles Small-Cap Value, Maxim T. Rowe Price Equity/Income, Maxim Small-Cap Growth, Maxim Invesco ADR, Maxim MFS International Value, and Maxim T. Rowe Price MidCap Growth Portfolios:

(a)

The Adviser shall be responsible for all of its expenses incurred in performing the services set forth in Article I hereunder. Such expenses include, but are not limited to, costs incurred in providing investment advisory services; compensating and furnishing office space for officers and employees of the Adviser connected with investment and economic research, trading, and investment management of the Fund; and paying all fees of all directors of the Fund who are affiliated persons of the Adviser or any of its subsidiaries.

(b)	The Fund pays all other expenses incurred in its operation and all of its general administrative expenses, including, but not limited to, redemption expenses, expenses of portfolio transactions, shareholder servicing costs, pricing costs (including the daily calculation of net asset value), interest, charges of the custodian and transfer agent, if any, costs of auditing services, directors’ fees, legal expenses, state franchise and other taxes, expenses of registering the shares under Federal and state securities laws, Securities and Exchange Commission fees, advisory fees, insurance premiums, costs of maintenance of corporate existence, investor services (including allocable personnel and telephone expenses), costs of printing proxies, stock certificates, costs of corporate meetings, and any extraordinary expenses, including litigation costs, and all distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act (or successor plan). Accounting services are provided for the Fund by the Adviser and the Fund shall reimburse the Adviser for its costs in connection therewith.

Notwithstanding the preceding paragraphs of Section B, above, with respect to the Class A and S shares of the Maxim SecureFoundation® Balanced ETF Portfolio:

(a)	The Adviser shall be responsible for all of its expenses incurred in performing the services set forth in Article I hereunder. Such expenses include, but are not limited to, costs incurred in providing investment advisory services; compensating and furnishing office space for officers and employees of the Adviser connected with investment and economic research, trading, and investment management of the Fund; and paying all fees of all directors of the Fund who are affiliated persons of the Adviser or any of its subsidiaries.

(b)

The Fund pays all other expenses incurred in its operation and all of its general administrative expenses, including, but not limited to, redemption expenses, expenses of portfolio transactions, shareholder servicing costs, pricing costs

(including the daily calculation of net asset value), interest, charges of the custodian and transfer agent, if any, cost of auditing services, directors’ fees, legal expenses, state franchise and other taxes, expenses of registering the shares under Federal and state securities laws, Securities and Exchange Commission fees, advisory fees, insurance premiums, costs of maintenance of corporate existence, investor services (including allocable personnel and telephone expenses), costs of printing proxies, stock certificates, costs of corporate meetings, and any extraordinary expenses, including litigation costs, and all distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act (or successor plan). Accounting services are provided for the Fund by the Adviser and the Fund shall reimburse the Adviser for its costs in connection therewith.

C. Excess Expenses. Notwithstanding the second paragraph of Section B, above, with respect to the following Portfolios of the Fund, the Adviser shall pay Expenses which exceed an annual rate of: 1.10% of the average daily net assets of the Maxim Ariel MidCap Value Portfolio; 1.35% of the average daily net assets of the Maxim Ariel Small-Cap Value Portfolio; 1.30% of the average daily net assets of the Maxim Invesco ADR Portfolio; 1.30% of the average daily net assets of the Maxim Loomis Sayles Small-Cap Value Portfolio; 1.20% of the average daily net assets of the Maxim MFS International Value Portfolio; 1.10% of the average daily net assets of the Maxim Small-Cap Growth Portfolio; 0.95% of the average daily net assets of the Maxim T. Rowe Price Equity/Income Portfolio; and 1.05% of the average daily net assets of the Maxim T. Rowe Price MidCap Growth Portfolio. For purposes of this Section C, “Expenses” with respect to a Portfolio shall mean the sum of (a) the investment advisory fee described in Section A, above, for such Portfolio, and (b) expenses to be paid directly by the Fund, as described in clause (b) of the second paragraph of Section B, above, with respect to such Portfolio.

Notwithstanding the seventh paragraph of Section B, above, with respect to Class L shares of the Maxim Ariel MidCap Value, Maxim Ariel Small-Cap Value, Maxim Invesco ADR, Maxim Loomis Sayles Small-Cap Value, Maxim MFS International Value, Maxim Small-Cap Growth, Maxim T. Rowe Price Equity/Income, and Maxim T. Rowe Price MidCap Growth

Portfolios, for purposes of this Section C, “Expenses” with respect to a Portfolio shall mean the sum of (a) the investment advisory fee described in Section A, above, for such Portfolio, and (b) expenses to be paid directly by the Fund, as described in clause (b) of the seventh paragraph of Section B, above, excluding all distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act (or successor plan), with respect to such Portfolio.

ARTICLE III

Portfolio Transactions and Brokerage

The Adviser agrees to determine the securities to be purchased or sold by the Portfolios, subject to the provisions of Article I, and to place orders pursuant to its determinations, either directly with the issuer, with any broker-dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by the Adviser, subject to the following limitations.

The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and will use its best efforts to obtain the most favorable net results and execution of the Fund’s orders, taking into account all appropriate factors including price, dealer spread or commission, if any, size of the transaction, and difficulty of the transaction. In evaluating the net results of brokerage services offered by brokers or dealers that also provide supplemental investment research to the Adviser for a flat fee (see Article I) the Adviser need not take such a flat fee into consideration.

If, in the judgment of the Adviser, the Fund would be benefited by supplemental investment research in addition to such research furnished for a flat fee, the Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions which another broker or dealer may charge for the same transaction. The expenses of the Adviser may not necessarily be reduced as a result of receipt of such supplemental information.

Subject to the above requirements and the provisions of the Investment Company Act of 1940, the Securities Exchange Act of 1934, other applicable provisions of law, and the terms of any exemption(s) therefrom, nothing shall prohibit the Adviser from selecting brokers or dealers with which it or the Fund are affiliated.

ARTICLE IV

Activities of the Adviser

The services of the Adviser to the Fund under this Investment Advisory Agreement are not to be deemed exclusive and the Adviser will be free to render similar services to others so long as its services under this Investment Advisory Agreement are not impaired. It is understood that directors, officers, employees, and shareholders of the Fund are or may become interested in the Adviser, as managers, officers, employees, members, or otherwise, and that managers, officers, employees, or members of the Adviser are or may become similarly interested in the Fund, and that the Adviser is or may become interested in the Fund as shareholder or otherwise.

It is agreed that the Adviser may use any supplemental investment research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts. The Adviser or its subsidiaries may use such information in managing their own accounts. Conversely, such supplemental information obtained by the placement of business for the Adviser or other entities advised by the Adviser will be considered by and may be useful to the Adviser in carrying out its obligations to the Fund.

Securities held by the Fund may also be held by separate accounts or other mutual funds for which the Adviser acts as an adviser or by the Adviser or its subsidiaries. Because of different investment objectives or other factors, a particular security may be bought by the Adviser or its subsidiaries or for one or more clients when one or more clients are selling the same security. If purchases or sales of securities for the Fund or other entities for which the Adviser or its subsidiaries act as investment adviser or for their advisory clients arise for consideration at or about the same time, the Fund agrees that the Adviser may make transactions in such securities, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all. To the extent that transactions on behalf of more than one client of the Adviser during the same period may increase the demand for securities being purchased or the supply of securities being sold, the Fund recognizes that there may an adverse effect on price.

It is agreed that, on occasions when the Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be sold or purchased for the Fund with those to be sold or purchased for other accounts or companies in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and to such other accounts or companies. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for a Fund portfolio.

ARTICLE V

Effectiveness of the Agreement

This Investment Advisory Agreement shall not become effective (and the Adviser shall not serve or act as investment adviser) unless and until it is approved by the Board including a majority of directors who are not parties to this Agreement or interested persons of any such party to this Agreement, and by the sole shareholder; and this Agreement shall come into full force and effect on the date on which it is so approved.

ARTICLE VI

Term of the Agreement

This Investment Advisory Agreement shall remain in effect until the earlier of one year from its effective date or the first annual or special meeting of shareholders of the Fund and shall continue so long as such continuance is specifically approved by a majority of the outstanding shares of the Fund at that time and at least annually thereafter (a) by the vote of the majority of the Board, or by vote of a majority of the outstanding shares of the Fund, including a majority of the outstanding shares of each Portfolio, and (b) by the vote of a majority of the members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In connection with such approvals, the Board shall request and evaluate, and the Adviser shall furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement. This Agreement:

(a)	Shall not be terminated by the Adviser without sixty days’ prior written notice and without the prior approval of a new investment advisory agreement by vote of a majority of the outstanding shares of the Fund;

(b)	Shall be subject to termination, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the Adviser;

(c)	Shall not be amended without specific approval of such amendment by (i) the Board, or by the vote of a majority of the outstanding shares of the Fund, including a majority of the outstanding shares of each Portfolio, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval; and

(d)	Shall automatically terminate upon assignment by either party.

ARTICLE VII

Recordkeeping

The Adviser agrees that all accounts and records which it maintains for the Fund shall be the property of the Fund and that it will surrender promptly to the designated officers of the Fund any or all such accounts and records upon request. The Adviser further agrees to preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all such records as are required to be maintained pursuant to said rules. The Adviser also agrees that it will maintain all records and accounts regarding the investment activities of the Fund in a confidential manner. All such accounts or records shall be made available, within five (5) business days of the request, to the Fund’s accountants or auditors during regular business hours at the Adviser’s offices upon reasonable prior written notice. In addition, the Adviser will provide any materials reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the directors or officers of the Fund or as may be required by any governmental agency having jurisdiction.

ARTICLE VIII

Liability of the Adviser

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties on the part of the Adviser (or its managers, agents, officers, employees, members, and any other person or entity affiliated with the Adviser or retained by it to perform or assist in the performance of its obligations under this Agreement), neither the Adviser nor any of its managers, officers, employees, or agents shall be subject to liability to the Fund or to any shareholder for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation any error of judgment or mistake of law or for any loss suffered by the Fund or any shareholder in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

ARTICLE IX

Governing Law

This Investment Advisory Agreement is subject to the provisions of the Investment Company Act, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, including such exemptions therefrom as the Securities and Exchange Commission may grant. Words and phrases used herein shall be interpreted in accordance with that Act and those rules and regulations. As used with respect to the Fund or any of its Portfolios, the term “majority of the outstanding shares” means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares.

IN WITNESS WHEREOF, the parties have caused this Investment Advisory Agreement to be signed by their respective officials duly authorized, as of the day and year first above written.

MAXIM SERIES FUND, INC.

By:	/s/ M.T.G. Graye
Name:	M.T.G. Graye
Title:	President & Chief Executive Officer

Attest:

By:	/s/ R.L. Logsdon
Name:	R.L. Logsdon
Title:	Assistant Vice President, Counsel & Secretary

GW CAPITAL MANAGEMENT, LLC (d/b/a Maxim Capital Management, LLC)

By:	/s/ S.M. Corbett
Name:	S.M. Corbett
Title:	President & Chief Executive Officer

Attest:

By:	/s/ R.L. Logsdon
Name:	R.L. Logsdon
Title:	Assistant Vice President, Counsel & Secretary